EXHIBIT 99.1

FOR:	PW Eagle, Inc.

1550 Valley River Drive

Eugene, OR 97440

(Nasdaq-NMS: “PWEI”)

CONTACT:	Scott Long,

Chief Financial Officer, PW Eagle, Inc.

541-343-0200

PW Eagle Announces Election of New Board of Directors

Eugene, Oregon – May 30, 2006 – The shareholders of PW Eagle, Inc. (Nasdaq: PWEI) (the “Company”) increased the size of the Company’s Board of Directors from five to seven members and elected seven new directors at the Company’s 2006 Annual Meeting of Shareholders held Friday, May 26, 2006. The new directors are Jerry Dukes, the Company’s current Chief Executive Officer, Martin White, Lee Meyer, Stephen Rathkopf, Thomas Hudson, Jr., Zachary George and Todd Goodwin. The Chair of the Board is Jerry Dukes and the lead independent director is Zachary George.

Following the 2006 Annual Meeting of Shareholders, the Company’s new Board held its initial meeting, at which committee assignments were made and committee chairs elected. The Board’s committee structure is now as follows: Audit Committee—Messrs. Goodwin (Chair), Meyer and White; Governance and Nominating Committee—Messrs. Rathkopf (Chair), White and Hudson, Jr.; Compensation Committee—Messrs. Hudson, Jr. (Chair), George and Rathkopf.

The Board also formed a Strategic Committee to conduct an evaluation of strategic alternatives. Alternatives to be explored by the Strategic Committee include the return of capital to shareholders, a potential sale of the company, acquisitions, product diversification and other actions designed to maximize shareholder value. The members of the Strategic Committee are Messrs. George (Chair), Goodwin and Meyer.

The Board also adopted a compensation plan pursuant to which directors intend to direct all of their cash fees into a deferred compensation plan for investment in the Company’s common stock.

Continuing the Company’s previously announced dividend policy, the Board also approved a cash dividend of $0.075 per common share to be paid July 6, 2006 to shareholders of record as of June 16, 2006.

PW Eagle is a leading extruder of PVC pipe products and its wholly-owned subsidiary, USPoly Company, LLC, is a leading manufacturer of PE pipe and fittings. Together they operate thirteen manufacturing facilities across the United States. PW Eagle’s common stock is traded on the Nasdaq Market under the symbol “PWEI”.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING INFORMATION AND ACTUAL RESULTS MAY DIFFER

Statements that PW Eagle, Inc. may publish, including those in this announcement that are not strictly historical are “forward-looking” statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made in this press release, which relate to certain strategic alternatives that may be explored by the Company’s Strategic Committee and the intentions of the Company’s directors with respect to the direction of their cash fees into a deferred compensation plan, involve known and unknown risks and uncertainties that may cause the actual results to differ materially from those expected and stated in this announcement. Actual results could differ if the economy, and particularly the segments of the economy that impact the Company’s business, does not grow and perform at least as well as forecast. In addition, actual results could differ as a result of: (i) a slowdown in the United States economy; (ii) the failure of the Gross Domestic Product to improve during the remainder of 2006 and thereafter; (iii) an increase in interest rates; (iv) a decline in the construction of commercial and residential building; (v) a fluctuation in raw material prices; (vi) our ability to pass through any raw material price increases to our customers and (vii) a greater supply of PVC and PE pipe than market demand for such products caused by cyclical fluctuations in the supply and demand for pipe. There can be no guarantee that the Company will consider or actively pursue any of the strategic alternatives identified above. It is not possible to foresee or identify all factors that could cause actual results to differ from expected or historical results. As such, you should not consider any list of such factors to be an exhaustive statement of all risks, uncertainties or potential inaccurate assumptions. We undertake no obligation to update “forward-looking” statements.

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